As filed with the Securities and Exchange Commission on January 4, 2021

Registration No. 333-224717

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT (No. 333-224717)

UNDER

THE SECURITIES ACT OF 1933

National General Holdings Corp.

(Exact name of the Registrant as specified in its charter)

Delaware	27-1046208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

59 Maiden Lane, 38th Floor

New York, New York 10038

(Address of principal executive offices, including zip code)

Jeffrey Weissmann

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

With a copy to:

Daniel G. Gordon

Vice President, Assistant General Counsel, and Assistant Secretary

The Allstate Corporation

2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127

(847) 402-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by National General Holdings Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•

Registration No. 333-224717, filed with the Commission on May 7, 2018, registering (i) debt securities, (ii) shares of common stock of the Company, $0.01 par value per share (“Common Stock”), (iii) shares of preferred stock of the Company, $0.01 par value per share (“Preferred Stock”), (iv) depositary shares representing Preferred Stock (“Depositary Shares”), (v) warrants to issue Common Stock, Preferred Stock, Depositary Shares or other securities and (vi) units comprised of one or more of the foregoing securities.

Pursuant to the Agreement and Plan of Merger, dated as of July 7, 2020 (the “Merger Agreement”), among The Allstate Corporation, a Delaware corporation (“Parent”), Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, on January 4, 2021, Merger Sub was merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities, including pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the effective time of the Merger. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the effectiveness of the Registration Statement is hereby terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 4th day of January, 2021.

National General Holdings Corp.

By:	/s/ Jeffrey Weissman
Name: Jeffrey Weissmann
Title: General Counsel and Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.